As filed with the Securities and Exchange Commission on June 28, 1996
                                                    Registration No. 333-03825


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                                  __________


                                AMENDMENT NO. 1
                                      TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  __________

                       Illinois Central Railroad Company
            (Exact name of registrant as specified in its charter)

          Delaware                     4011                   36-2728842
(State or other jurisdiction of   (Primary Standard         (I.R.S. Employer
incorporation or organization)  Industrial Code Number)    Identification No.)

                        455 North Cityfront Plaza Drive
                         Chicago, Illinois 60611-5504
                                (312) 755-7500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Ronald A. Lane
               Vice President and General Counsel and Secretary
                       Illinois Central Railroad Company
                        455 North Cityfront Plaza Drive
                         Chicago, Illinois 60611-5504
                                (312) 755-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  __________

                                   Copy to:

   John J. McCarthy, Jr.                           John B. Tehan
   Davis Polk & Wardwell                           Simpson Thacher & Bartlett
   450 Lexington Avenue                            425 Lexington Avenue
   New York, New York 10017                        New York, New York  10017
                                  __________

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


PROSPECTUS


                       Illinois Central Railroad Company

                                Debt Securities


         Illinois Central Railroad Company (the "Company" or the "Railroad"), a Delaware corporation, from time to time may offer its debt securities (the "Securities"), in one or more series, up to an aggregate principal face amount of $200,000,000 (or such greater amount, if Securities are issued at an original issue discount, as shall result in aggregate gross proceeds to the Company of $200,000,000). The Securities will be unsecured obligations of the Company, and will be senior Securities (the "Senior Securities"), ranking pari passu with all existing and future unsecured and unsubordinated indebtedness of the Company for borrowed money and senior to all future subordinated indebtedness of the Company, or subordinated Securities (the "Subordinated Securities"), subordinated as described herein under "Description of the Securities -- Subordination of Subordinated Securities."

         When the Securities of a particular series are offered, a supplement to this Prospectus will be delivered (the "Prospectus Supplement"), together with this Prospectus, setting forth the terms of the Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, currency of payments, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, the initial public offering price, the names of, and the principal amounts to be purchased by, underwriters and the compensation of such underwriters, any listing of the Securities on a securities exchange and the other terms in connection with the offering and sale of such Securities. Securities will be Senior Securities unless the applicable Prospectus Supplement indicates that they are Subordinated Securities.

         The Company may sell the Securities to or through underwriters, and also may sell the Securities directly to other purchasers or through agents or dealers. See "Plan of Distribution." Such underwriters, agents or dealers may include Lehman Brothers, Lehman Brothers Inc., Smith Barney Inc., BA Securities, Inc., Chase Securities Inc., Deutsche Morgan Grenfell, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated or a group of underwriters, agents or dealers represented by firms including Lehman Brothers, Lehman Brothers Inc., Smith Barney Inc., BA Securities, Inc., Chase Securities Inc., Deutsche Morgan Grenfell, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated.

                      __________________________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


June __, 1996

         IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         No dealer, salesman or any other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus or any Prospectus Supplement, in connection with the offering contained herein or therein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates or any of such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder and thereunder shall, under any circumstances, create an implication that there has been no change in the information herein or therein set forth since the date hereof or thereof or that such information is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (which term shall include all amendments, exhibits and schedules thereto) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549 at prescribed rates.

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file annual and quarterly reports and other information with the Commission. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


         The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company files electronically with the Commission. The address of that Web site is http://www.sec.gov.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-7092), Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (File No. 1-7092) and Current Report on Form 8-K dated May 15, 1996 (File No. 1-7092) are incorporated by reference and made a part of this Prospectus.


         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein or contained in this Prospectus shall be deemed to be supplemented, modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein supplements, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any and all documents incorporated herein by reference. Requests for such copies should be directed to Illinois Central Railroad Company, 455 North Cityfront Plaza Drive, Chicago, Illinois 60611-5504, Attention: Corporate Relations, telephone number (312) 755-7500.


                                  THE COMPANY

         Illinois Central Railroad Company and subsidiaries (the "Company" or the "Railroad"), traces its origin to 1851, when the Railroad was incorporated as the nation's first land grant railroad. Today, the Railroad operates 2,700 miles of main line track between Chicago and the Gulf of Mexico, primarily carrying chemicals, coal and paper north, with coal, grain and milled grain products moving south along its lines. The Railroad is a wholly-owned subsidiary and a principal asset of Illinois Central Corporation ("IC"). The principal executive office of the Railroad is located at 455 North Cityfront Plaza Drive, Chicago, Illinois 60611-5504 and its telephone number is (312) 755-7500.


                                USE OF PROCEEDS


         Unless otherwise indicated in an applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, such as, the retirement of outstanding indebtedness, including commercial paper, and funding the expansion of the Company's intermodal terminal in Chicago (approximately $20 million). At May 31, 1996, the total indebtedness of the Company was $399.2 million.



                      RATIO OF EARNINGS TO FIXED CHARGES


         The ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 1995 and the ratio of earnings to fixed charges for the three months ended March 31, 1996 and March 31, 1995 are as follows:

                                Three Months
                              Ended March 31,                        Years Ended December 31,
                         --------------------------    -----------------------------------------------------
                         1996              1995           1995        1994      1993      1992       1991
                         ----------    ------------    ----------    ------    ------    ------    ---------

Ratio of earnings
to fixed charges         5.70              6.23           5.68        4.75      3.96       2.81       2.26


For purposes of these computations, earnings before fixed charges consist of income before income taxes, extraordinary item and cumulative effect of accounting changes plus fixed charges less capitalized interest. Fixed charges consist of interest on indebtedness including the amortization of debt issuance costs, capitalized interest and the portion of non-capitalized lease expense representative of interest.




                         DESCRIPTION OF THE SECURITIES


         As of May 31, 1996, the Company's indebtedness was approximately $399.2 million. The Senior Securities offered hereby will be issued under the Indenture dated as of May , 1996 (the "Senior Indenture") between the Company and The Chase Manhattan Bank, N.A., as Trustee (the "Senior Trustee"). The Subordinated Securities offered hereby will be issued under the Indenture dated as of May , 1996 (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures") between the Company and The Chase Manhattan Bank, N.A., as Trustee (the "Subordinated Trustee" and, together with the Senior Trustee, or either the Subordinated Trustee or the Senior Trustee, as the context implies, the "Trustee"). The statements herein relating to the Securities and the Indentures are summaries and are subject to the detailed provisions of the Indentures. A copy of the form of each Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as described under "Available Information." The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain capitalized terms used in this Prospectus. Whenever particular Sections or defined terms of the Indentures are referred to herein, such Sections or defined terms are incorporated herein by reference.



General

         Each Indenture provides for issuance of debentures, notes or other evidences of indebtedness by the Company ("Securities") in one or more series in an unlimited amount from time to time. The Securities may be issued in registered form ("Registered Securities") without coupons or in unregistered form ("Unregistered Securities") with or without coupons and in either case in global form.

         Registered Securities may be presented for registration of transfer or exchange at the office or agency of the Company in New York, New York. Subject to the limitations provided in the applicable Indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith. Unregistered Securities transfer by delivery (Section 2.7).

         The Securities will be unsecured obligations of the Company. The Senior Securities will rank pari passu with all existing and future unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated as hereinafter described under "Subordination of Subordinated Securities." Neither Indenture limits the incurrence or issuance of other unsecured debt of the Company. The terms of the Senior Indenture (but not the Subordinated Indenture) do restrict, however, the ability of the Company to grant liens on its assets and the assets of Subsidiaries as more fully described below under "Limitation on Liens." It is anticipated that the Securities will not be listed on any securities exchange.

         Unless otherwise indicated in the applicable Prospectus Supplement, Securities will be Senior Securities. Reference is made to the Prospectus Supplement for the following terms of the Securities of each series offered thereby (to the extent such terms are applicable to such Securities): (1) the designation of the Securities of the series; (2) any limit upon the aggregate principal amount of the Securities of the series and any limitation on the ability of the Company to increase such aggregate principal amount after the initial issuance of such Securities; (3) any date on which the principal of the Securities of the series is payable (which date may be fixed or extendible); (4) any rate (which may be fixed or variable) per annum at which any Securities of the series shall bear interest, any interest accrual, payment and record dates and/or any method by which any such rate or date shall be determined; (5) if other than as provided in the Indenture, any place where principal of and interest on Securities of the series shall be payable, where Registered Securities of the series may be surrendered for exchange, where notices or demands may be served and where notice to Holders may be published and any time of such payment at any place of payment; (6) any right of the Company to redeem Securities of the series and any terms thereof; (7) any obligation of the Company to redeem, purchase or repay Securities of the series and any terms thereof; (8) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which Securities of the series shall be issuable; (9) if other than the principal amount thereof, the portion of the principal amount of Securities of the series which shall be payable upon declaration of acceleration of the maturity thereof; (10) if other than the coin or currency in which the Securities of the series are denominated, the coin or currency in which payment of the principal of or interest on the Securities of the series shall be payable or, if the amount of any payments of principal of and/or interest on the Securities of the series may be determined with reference to an index based on a coin or currency other than that in which the Securities of the series are denominated, the manner in which such amounts shall be determined; (11) if other than the currency of the United States of America, the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest on the Securities of the series shall be payable, and the manner in which any such currencies shall be valued against other currencies in which any other Securities shall be payable; (12) if other than as Registered Global Securities, whether the Securities of the series or any portion thereof will be issuable as Registered Securities or Unregistered Securities (with or without coupons), and any terms of exchange; (13) any obligation of the Company to pay additional amounts on the Securities of the series in respect of any tax, assessment or governmental charge withheld or deducted and any right of the Company to redeem such Securities rather than pay such additional amounts; (14) if the Securities of the series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions; (15) if other than the Person acting as Trustee, any Agent acting with respect to the Securities of the series; (16) any provisions for the defeasance of any Securities of the series in addition to, in substitution for or in modification of the provisions described in "Defeasance and Covenant Defeasance;" (17) the identity of any Depositary for Registered Global Securities of the series other than The Depository Trust Company and any circumstances other than those described in "Global Securities" in which any Person may have the right to obtain Registered Securities in exchange therefor; (18) any provisions for Events of Default applicable to any Securities of the series in addition to, in substitution for or in modification of those described in "Events of Default;" (19) any provision for covenants applicable to any Securities of the series in addition to, in substitution for or in modification of those described in "Covenants;" and
(20) any other terms of the Securities of the series not inconsistent with the Indenture.

Global Securities

         The Securities of each series will be issued in the form of one or more fully registered global Securities (each a "Registered Global Security") registered in the name of The Depository Trust Company (the "Depositary") or a nominee thereof, unless otherwise established for the Securities of such series. Except as described in a Prospectus Supplement hereto, Securities in definitive form will not be issued. Unless and until a Registered Global Security is exchanged in whole or in part for Securities in definitive form, it may not be registered for transfer or exchange except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary (Section 2.7).

         Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Registered Global Security to the accounts of institutions ("participants") entitled thereto that have accounts with the Depositary designated by the underwriters or their agents engaging in any distribution of the Securities. Ownership of beneficial interests in a Registered Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in a Registered Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depositary or by its nominee. Ownership of beneficial interests in a Registered Global Security by Persons that hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

         So long as the Depositary, or its nominee, is the registered owner of a Registered Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Registered Global Security for all purposes under the Indenture. Except as specified below, owners of beneficial interests in a Registered Global Security will not be entitled to have Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities in certificated form and will not be considered the Holders thereof for any purposes under the Indenture (Section 2.7). Accordingly, each Person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Securities under the Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder of Securities is entitled to give or take under the applicable Indenture. The Company understands that, under existing industry practices, if the Company requests any action of holders of Securities or any owner of a beneficial interest in a Registered Global Security desires to give any notice or take any action a holder of Securities is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give such notice or take such action, and such participants would authorize the beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

         The Depositary or a nominee thereof, as holder of record of a Registered Global Security, will be entitled to receive payments of principal and interest for payment to beneficial owners in accordance with customary procedures established from time to time by the Depositary. On the date hereof, the agent for the payment, transfer and exchange of the Securities is the Trustee therefor, acting through its Corporate Trust Office located in the Borough of Manhattan, The City of New York.

         The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of a Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Registered Global Security held through such participants will be governed by standing instructions and customary practices, and will be the responsibility of such participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests (Section 2.14).

         If the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered or in good standing under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, or, if at any time an Event of Default shall have occurred and be continuing under the Indenture, the Company will issue Securities in definitive certificated form in exchange for the Registered Global Securities (Section 2.7).

         In the event that the book-entry system is discontinued, the following provisions would apply. The Trustee or any successor registrar under the applicable Indenture shall keep a register for the Securities in definitive certificated form at its Corporate Trust Office. Subject to the further conditions contained in the applicable Indenture, Securities in definitive certificated form may be transferred or exchanged for one or more Securities in different authorized denominations upon surrender thereof at the Corporate Trust Office of the Trustee or any successor Registrar under the applicable Indenture by the registered Holders or their duly authorized attorneys. Upon surrender of any Security to be transferred or exchanged, the Trustee or any successor registrar under the Indenture shall record the transfer or exchange in the Security register and the Company shall issue, and the Trustee shall authenticate and deliver, new Securities in definitive certificated form appropriately registered and in appropriate authorized denominations (Section 2.7). The Trustee shall be entitled to treat the registered Holders of the Securities in definitive certificated form, as their names appear in the Security register as of the appropriate date, as the owners of such Securities for all purposes under the applicable Indenture (Section 2.14). Subject to the further conditions contained in each Indenture, payments in respect of the Securities in definitive certificated form will be made at such office or agency of the Company maintained for that purpose as the Company may designate from time to time, except that, at the option of the Company, interest payments, if any, on the Securities may be made (i) by checks mailed to the Persons entitled thereto at their registered addresses or (ii) by transfer in immediately available funds to an account maintained by the person entitled thereto as specified by such Person (Section 4.1).

Consolidation, Merger or Sale by the Company

         The Company shall not consolidate or merge with any other Person or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety in one transaction or series of transactions to any Person, unless (1) either (a) the Company shall be the continuing Person or (b) such Person shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume by a supplemental indenture all of the Company's obligations under the Securities and under the Indentures; (2) immediately before and after such transaction or each element of such series, no Default or Event of Default shall have occurred and be continuing; and (3) giving effect to such transaction will not cause an event of default under any mortgage, bond, debenture, note or other instrument or obligation that the Company or any Subsidiary of the Company is a party to or bound by. Upon any such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition, the successor corporation formed by such consolidation, or into which the Company is merged or to which such sale, conveyance, assignment, transfer, lease or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indentures and under the Securities (Sections 5.1 and 5.2).

Events of Default, Notice and Certain Rights on Default

         Events of Default with respect to the Securities of any series are defined in the applicable Indenture as being: (a) failure to pay any installment of interest on any Security of such series when due and the continuance of such failure for 30 days; (b) failure to pay the principal of any Security of such series when due; (c) failure for 60 days after notice to the Company by the Trustee, or by the Holders of 25% in aggregate principal amount of the Securities of such series then outstanding, to perform or observe any other covenant, condition or agreement in the Securities of such series or in the Indenture; (d) the holders of other indebtedness of the Company or any Subsidiary shall have declared an aggregate amount in excess of $20,000,000 thereof to be due and payable prior to the date on which it would otherwise have become due or payable and such declaration shall not have been cured, waived, rescinded or annulled or such indebtedness shall not have been discharged within a period of 30 days; (e) certain events of bankruptcy, insolvency or reorganization of the Company or a Material Subsidiary; or (f) any other Event of Default established for the Securities of such series (Section 6.1).

         Each Indenture provides that, if an Event of Default with respect to the Securities of any series then outstanding thereunder occurs and is continuing, then, either the Trustee for or the Holders of not less than 25% in aggregate principal amount of the Securities of any such affected series then outstanding (each such series treated as a separate class) by notice in writing to the Company (and to the Trustee if given by Securityholders), may declare the entire principal (or, if the Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be established for such series) of all Securities of such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable, except that, if an Event of Default described in clause (e) occurs and is continuing, then the principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the principal as may be established for such series) of all the Securities then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any Holder or the Trustee therefor, to the full extent permitted by applicable law (Section 6.2).

         Each Indenture provides that the Trustee thereunder will, within 60 days after the occurrence of a Default with respect to the Securities, give to the Holders of the Securities notice of all Defaults known to such Trustee, provided that, except in the case of a Default in payment on the Securities, the Trustee may withhold such notice if and so long as a Responsible Officer in good faith determines that withholding such notice is in the interest of the Holders of the Securities (Section 7.5). "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default (Section 1.1).

         Each Indenture provides that the holders of a majority in aggregate principal amount of the then outstanding Securities thereunder, by notice to the Trustee therefor, may direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee (Section 6.5).

         Subject to the further conditions contained in the applicable Indenture, the holders of a majority in aggregate principal amount outstanding of the Securities of any series may waive, on behalf of the holders of all Securities of such series, any past Default or Event of Default and its consequences except a Default or Event of Default (i) in the payment of the principal of or interest, if any, on any Security of such series or (ii) in respect of a covenant or provision of such Indenture which cannot under the terms of the Indenture be amended or modified without the consent of the holder of each outstanding Security adversely affected thereby (Section 6.4).

         The term "Material Subsidiary" means each existing Subsidiary of the Company and each Subsidiary hereafter acquired or formed by the Company which, in each case, for the most recent fiscal year of the Company, was the owner of 5% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole, as set forth on the consolidated financial statements of the Company for such fiscal year (Section 1.1).

         The term "Subsidiary" means, with respect to any Person, any corporation or other entity of which more than 50% of the shares of Voting Stock are, at the time directly or indirectly owned by such Person. Unless otherwise indicated, "Subsidiary" refers only to Subsidiaries of the Company (Section 1.1).

         The term "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation or other entity (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) (Section 1.1).

         The applicable Prospectus Supplement will describe any provisions for Events of Default applicable to the Securities of any series in addition to, in substitution for, or in modification of, the provisions described above.

Limitation on Liens

         The Senior Indenture provides that the Company will not, and will not permit any Subsidiary to (a) create, issue, assume, incur or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") if such Debt is secured by a mortgage, pledge or lien ("Lien") upon, or (b) directly or indirectly secure any outstanding Debt by a Lien upon, any Principal Property of the Company or any Subsidiary, now owned or hereafter acquired, without effectively providing that the Senior Securities shall be secured equally and ratably with such Debt, except that the foregoing restrictions shall not apply to (i) Liens on any Principal Property acquired after the date of the Senior Indenture to secure or provide for the payment or refinancing of the purchase price or acquisition cost thereof, (ii) Liens on any Principal Property to finance improvements thereof which do not exceed in the aggregate $10,000,000 at any time, (iii) Liens on any Principal Property of any corporation existing at the time such corporation becomes a Subsidiary after the date of the Senior Indenture, (iv) Liens in existence on Principal Property on the date of the Senior Indenture,
(v) Liens to secure Debt of a Subsidiary to the Company or another Subsidiary,
(vi) Liens in favor of governmental bodies to secure advance or progress payments pursuant to any contract or statute, (vii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (viii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings,
(ix) any materialmen's, carriers', mechanics', workmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet overdue or which are being contested in good faith by appropriate proceedings, (x) Liens arising in connection with surety, appeal and similar bonds incidental to the conduct of litigation, (xi) Liens arising in connection with bid, performance or similar bonds which do not exceed in the aggregate $5,000,000, (xii) easements, rights of way, general real estate taxes not yet due and payable, municipal and zoning restrictions, restrictions on the use of real property and defects and irregularities in the title hereto and (xiii) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through
(xii), inclusive, or the Debt secured thereby (Section 4.5(a)).

         Notwithstanding the foregoing, the Company and any Subsidiary may, without equally and ratably securing the Senior Securities, create, issue, assume, incur or guarantee secured Debt (which would otherwise be subject to the foregoing Lien restrictions) in an aggregate amount which, together with all other such secured Debt of the Company and its Subsidiaries (that is, not including secured Debt of the Company and its Subsidiaries permitted pursuant to the preceding paragraph) does not at any time exceed 10% of Consolidated Net Tangible Assets of the Company (Section 4.5(b)).

         The term "Principal Property" of any Person means, at any date of determination, (a) any line of segment of track, together with signaling or communication systems appurtenant thereto, owned by such Person as of such date of determination over which at least 10 million gross tons of revenue freight moved in the calendar year next preceding such date of determination;
(b) all locomotives and freight cars owned by the such Person as of such date of determination; (c) all freight yards and repair facilities owned by such Person as of such date of determination; and (d) all real estate related to the property described in (a), (b) or (c) owned by such Person as of such date of determination (Section 1.1).

         The term "Consolidated Net Tangible Assets" with respect to any Person means, as at any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) of such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP and set forth on the most recent consolidated balance sheet of such Person and its Subsidiaries preceding such date of determination after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after such date of determination), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, and (iii) appropriate adjustments on account of minority interests of other persons holding stock in the Subsidiaries, all as determined on a consolidated basis in conformity with GAAP and set forth on such most recent consolidated balance sheet of such Person and its Subsidiaries (Section 1.1).

Modification of the Indentures

         Each Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of Securities in order (i) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by such successor, (ii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939 as then in effect, (iii) to provide for a successor Trustee with respect to the Securities of all or any series, (iv) to establish the forms and terms of the Securities of any series, (v) to provide for uncertificated or Unregistered Securities, or (vi) to cure any ambiguity or correct any mistake or to make any change that does not materially adversely affect the legal rights of any holder of the Securities under such Indenture (Section 9.1).

         Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the then outstanding Securities of any series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of such Securities, except that no such supplemental indenture, or any amendment or waiver, may, without the consent of the holder of each Security, (i) extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such holder's Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or any premium payable with respect thereto, or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of the Company or such Holder, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change any place of payment where, or the currency in which, any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor, or change the manner of determining any of the foregoing; (ii) reduce the percentage in principal amount of outstanding Securities of the relevant series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of this Indenture or certain Defaults and their consequences provided for in this Indenture; (iii) waive a Default in the payment of principal of or interest on any Security of such Holder; (iv) change any obligation of the Company to maintain an office or agency in the places and for the purposes in the Indenture provided; or (v) modify any of the foregoing provisions, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby (Section 9.2). Additionally, in the case of the Subordinated Indenture, no supplemental indenture may adversely affect the rights of any Senior Indebtedness holder to the benefits of subordination thereunder without such holder's consent. After a supplemental indenture, amendment or waiver becomes effective, the Company shall mail a notice to the holders of the Securities affected thereby briefly describing the supplemental indenture, amendment or waiver (Section 9.2).

Defeasance and Covenant Defeasance

         Unless the terms of the Securities of any series provide otherwise, the Company may elect either (1) to defease and be discharged from any and all obligations with respect to (a) Securities of any series payable within one year or (b) other Securities of any series upon certain additional conditions described below (except as otherwise provided in the applicable Indenture) ("defeasance") or (2) to be released from its obligations with respect to certain covenants applicable to the Securities of any series ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and interest on the Securities and the satisfaction of certain other conditions set forth in such Indenture. As a condition to defeasance of any Securities of any series payable later than one year from the time of defeasance, the Company must deliver to the Trustee an Opinion of Counsel or a ruling of the Internal Revenue Service to the effect that the holders of the Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (Article 8).

         The Company may exercise either defeasance option with respect to the Securities of any series notwithstanding its prior exercise of its covenant defeasance option with respect thereto. If the Company exercises its defeasance option, payment of the Securities of any series may not be accelerated because of a Default or an Event of Default. If the Company exercises its covenant defeasance option, payment of the Securities of any series may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. If such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on the Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. The Company will, however, remain liable for such payments at the time of the acceleration.

Subordination of Subordinated Securities

         The payment of the principal of and interest on the Subordinated Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company (Section 11.2). In certain events of insolvency, the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal of, premium, if any, and interest then due on all Senior Indebtedness before any payment is made on the Subordinated Notes (Section 11.2).

         "Senior Indebtedness" of the Company is defined in the Subordinated Indenture to mean all notes, bonds, debentures or other similar evidences of indebtedness for money borrowed of the Company, except the Subordinated Securities and other such evidences subordinated to or subordinated on a parity with the Subordinated Securities.

Governing Law

         The Indentures and the Securities are governed by and construed in accordance with the laws of the state of New York (Section 10.7).

The Trustee

         The Chase Manhattan Bank, N.A., is Trustee under both the Senior Indenture and the Subordinated Indenture. The Company also maintains banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business.


                             PLAN OF DISTRIBUTION

         The Company may sell all or part of the Securities from time to time on terms determined at the time such Securities are offered for sale. The Securities may be sold (i) through underwriters or dealers; (ii) through agents; (iii) directly to one or more purchasers; or (iv) through a combination of any such methods of sale. The Prospectus Supplement relating to the particular series of the Securities offered thereby will set forth the terms of the offering of such series of the Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or sales agent's commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Securities of such series may be listed.

         The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale.
The Securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the related Prospectus Supplement, the obligations of the underwriters to purchase Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the public at varying prices to be determined by such dealer at the time of resale. In the case of a sale to a dealer, the Company will provide a Prospectus Supplement stating the name of such dealer, the amount of Securities purchased and the price paid.

         Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named in, and any commissions payable by the Company to such agent will be set forth in, a Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis.

         Agents and underwriters may from time to time purchase and sell Securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the Securities or liquidity in the secondary market if one develops. From time to time, agents and underwriters may make a market in the Securities.

         Dealers, underwriters or agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act. Such dealers, underwriters or agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

         The place and time of delivery for the Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.


                                 LEGAL MATTERS

         Certain matters relating to the Securities will be passed upon for the Company by Davis Polk & Wardwell, New York, New York. Certain legal matters will be passed upon for the underwriters, if any, by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.


                                    EXPERTS

         The consolidated financial statements and financial statement schedule of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which are incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuances and Distribution

         The following table sets forth the fees and expenses payable by the Illinois Central Railroad Company in connection with the issuance and distribution of the Securities other than underwriting discounts and commissions. All of such expenses except the Securities and Exchange Commission registration fee are estimated:


            Securities and Exchange Commission registration fee.....  $ 68,966
            Trustees' fees and expenses.............................    30,000
            Printing and engraving expenses.........................    50,000
            Accounting fees and expenses............................    65,000
            Blue Sky fees and expenses..............................    15,000
            Legal fees and expenses.................................   100,000
            Miscellaneous...........................................    20,000
                                                                      ________
                 Total..............................................  $348,966
                                                                      ========


Item 15.  Indemnification of Directors and Officers

         Article Tenth ("Article Tenth") of the Company's Certificate of Incorporation (the "Certificate") limits the scope of personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, Article VI of the By-Laws of the Company ("Article VI") defines the rights of Company directors and officers to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Set forth below are descriptions of Article Tenth and Article VI.

Elimination of Liability in Certain Circumstances

         Article Tenth protects the directors against personal liability for breaches of their duty of care. Such Article absolves directors of liability for negligence in the performance of their duties, including gross negligence. Directors continue to remain liable for breaches of their duty of loyalty to the Company and its stockholders as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derived improper personal benefit. In addition, Article Tenth does not absolve directors liable for unlawful dividends or stock repurchases or redemptions to which an express negligence standard presently applies under the Delaware General Corporation Law (the "Delaware Law"). Also, there may be certain liabilities, such as those under the federal securities laws or other state or federal laws, which a court may hold are unaffected by Article Tenth.

         Article Tenth further provides that if the Delaware Law is hereafter amended to further eliminate or limit the liability of directors, then the liability of a director of the Company shall be eliminated or limited, without further stockholder action, to the fullest extent permitted by the Delaware Law as so amended.

         Although Article Tenth provides directors with protection against personal liability for monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article Tenth would have no effect on the availability of equitable remedies such as an injunction to stop a proposed action or recision of a contract based upon a director's breach of the duty of care.

         Although both directors and officers of the Company are covered by indemnification provisions under Article VI (see below), Article Tenth limits liability only with respect to a person acting in the capacity of a director.

Indemnification and Insurance

         Article VI provides that the Company shall indemnify and hold harmless each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity, including service with respect to employee benefit plans of the Company) while serving in such capacity, to the fullest extent permitted or allowed by Delaware Law, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Article VI provides that the right conferred thereby shall be a contract right and shall include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the Delaware Law so requires, such payment, in the case of a director or officer in his or her capacity as such, shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified under such provision or otherwise. Article VI provides that the Company may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

         Article VI provides that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such a suit shall be reimbursed by the Company. Article VI further provides that while it is a defense to such a suit that the person claiming the indemnification has not met the standard of conduct making indemnification permissible under the Delaware Law, the burden of proving the defense shall be on the Company and neither the failure of the Company to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         Article VI provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred therein shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company's Certificate or By-Laws, or otherwise. Finally, Article VI provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the Delaware Law. The Company expects to purchase insurance on behalf of directors, officers and other persons which may cover certain such expenses, liability or loss.

Item 16.  Exhibits and Financial Statement Schedules

         (a)  Exhibits

Reg. S-K
Exhibits                   Description
- --------                   -----------


   1           --Form of Underwriting Agreement.*

   4.1         --Form of Indenture dated as of May , 1996
                     (the "Senior Indenture") between Illinois Central Railroad Company and The Chase Manhattan Bank (National Association), Trustee.*

   4.2         --Form of Indenture dated as of May , 1996 (the
                     "Subordinated Indenture") between Illinois Central Railroad Company and The Chase Manhattan Bank,N.A., Trustee.*

   5           --Opinion of Davis Polk & Wardwell (legality opinion).

  12.1         --Computation of ratio of earnings to fixed charges for the five years ended December 31, 1995 for Illinois Central Railroad Company and Subsidiaries.

  12.2         --Computation of ratio of earnings to fixed charges for
                     the three months ended March 31, 1996 and March 31, 1995 for Illinois Central Railroad Company and Subsidiaries

  23.1         --Consent of Arthur Andersen LLP.

  23.2         --Consent of Davis Polk & Wardwell (included in
                     Exhibit 5).

  24           --Power of Attorney.*

  25.1         --Statement of eligibility and qualification on Form T-1 of
                     The Chase Manhattan Bank, N.A.
___________________
* Previously filed (May 15, 1996).



Item 17.  Undertakings

         (a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set in the "Calculation of Registration Fee" Table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement (File No. 333-03825) to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Chicago, State of Illinois on the 27th day of June, 1996.


                                       ILLINOIS CENTRAL RAILROAD COMPANY


                                       By /s/ Dale W. Phillips
                                              ________________________________
                                              Dale W. Phillips, Vice President
                                              and Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement (File No. 333-03825) has been signed by the following persons in the capacities and on the dates indicated.

        Signature                          Title                   Date
        ---------                          -----                   ----

/s/ Gilbert H. Lamphere*             Chairman of the Board,      June 27, 1996
________________________                    Director
    Gilbert H. Lamphere

/s/ E. Hunter Harrison*               President and Chief        June 27, 1996
________________________          Executive Officer (principal
    E. Hunter Harrison            executive officer), Director



/s/ Dale W. Phillips                   Vice President and        June 27, 1996
________________________            Chief Financial Officer
    Dale W. Phillips             (principal financial officer),
                                            Director

/s/ John V. Mulvaney                       Controller            June 27, 1996
________________________         (principal accounting officer)
    John V. Mulvaney

/s/ Ronald A. Lane*                         Director             June 27, 1996
________________________
    Ronald A. Lane

/s/ John C. McPherson*                      Director             June 27, 1996
________________________
    John D. McPherson

/s/ Donald H. Skelton*                      Director             June 27, 1996
________________________
    Donald H. Skelton


*By /s/ Dale W. Phillips
________________________
    Dale W. Phillips
    Attorney-in-fact


                                 EXHIBIT INDEX


        Reg. S-K                                                 Sequentially
        Exhibits                    Description                  Numbered Page
        --------                    -----------                  -------------

           1          -- Form of Underwriting Agreement*

           4.1        -- Form of Senior Indenture*

           4.2        -  Form of Subordinated Indenture*

           5          -- Opinion of Davis Polk & Wardwell
                         (legality opinion)

          12.1 -- Computation of ratio of earnings to fixed charges for the five years ended December 31, 1995 for Illinois Central Railroad Company and Subsidiaries

          12.2        -  Computation of ratio of earnings to fixed charges
                         for the three months ended March 31, 1996 and March 31, 1995 for Illinois Central Railroad Company and Subsidiaries

          23.1        -- Consent of Arthur Andersen LLP

          23.2        -- Consent of Davis Polk & Wardwell
                         (included in Exhibit 5)

          24          -  Powers of Attorney*

          25.1        -  Statement of eligibility and qualification
                         on Form T-1 of The Chase Manhattan
                         Bank, N.A.

         ____________________
         * Previously filed (May 15, 1996).